ex99-1

Adopted: 4/3/89
Amended: 12/31/92
04/01/04

BYLAWS

NATIONAL FUEL GAS SUPPLY CORPORATION

ARTICLE I — OFFICES

    1.        The registered office of the corporation shall be at 1100 State Street, Erie, Pennsylvania.

    2.        The corporation may also have offices at such other places as the Board of Directors may from time to time appoint or the business of the corporation may require.

ARTICLE II — SEAL

        The Corporate seal shall have inscribed thereon the name “NATIONAL FUEL GAS SUPPLY CORPORATION.”

ARTICLE III — SHAREHOLDERS’ MEETING

    1.        Place. Meetings of the shareholders shall be held at the office of the corporation at 1100 State Street, Erie, Pennsylvania, or at such other place designated by the Board of Directors.

    2.        Time. The annual meeting of the shareholders shall be held on the third Thursday of February in each year beginning in 1990, or at such time designated by the Board of Directors.

    3.        Business. At the annual meeting, the Shareholders shall elect a Board of Directors, transact such business as is specified in the notice of meeting, and transact such other business as may properly be brought before the meeting.

    4.        Quorum. The presence of shareholders in person or by proxy entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering such matter. The acts of those shareholders shall be the acts of the shareholders. The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Adjournment or adjournments of any annual or special meeting may be taken, but any meeting at which directors are to be elected shall be adjourned only from day to day until such directors have been elected. If a meeting cannot be organized because a quorum has not attended, those present may adjourn the meeting to such time and place as they may determine. But, in the case of any meeting called for the election of directors, those who attend the second adjourned meeting, although less than quorum, may elect directors.

    5.        Proxies. Every shareholder entitled to vote at a meeting of the shareholders may authorize another person or persons to act for him by proxy. Every proxy shall be executed in writing by the shareholder and filed with the Secretary of the corporation. A proxy, unless coupled with an interest, shall be revocable at will, but the revocation shall not be effective until notice has been given to the Secretary. No proxy shall be valid after 11 months from the date of its execution unless coupled with an interest, in which case the proxy shall last as long as the interest lasts, unless otherwise specified in the proxy. Death or incapacity shall not automatically revoke a proxy. But notice to the Secretary before the proxy is exercised, shall revoke a proxy. A shareholder shall not sell his vote or execute a proxy to any person for any sum of money or anything of value.

    6.        Voting. Elections for directors need not be by ballot, except upon demand made by a shareholder at the election and before the voting begins. Cumulative voting for directors shall not be allowed. Each shareholder shall be entitled to one vote per share unless otherwise specified on the face of the share certificate.

    7.        Notice. Written notice of the annual meeting shall be given to each shareholder entitled to vote thereat, at least five days prior to the meeting.

    8.        Judge of Elections. In advance of any meeting of shareholders, the Board of Directors may appoint a judge of elections who need not be a shareholder. If a judge of elections is not appointed, the chairman shall make the appointment at the meeting, if requested to do so by any shareholder. On request of the chairman of the meeting, or of any shareholder or his proxy, the judge shall make a report in writing of any matter determined by him, and execute a certificate of any fact he finds. No person who is a candidate for office shall act as a judge.

    9.        Special Meeting. Special meeting of the shareholders may be called at any time by the President, the Board of Directors or 20% of the shares entitled to vote at that meeting. If a special meeting is called, the Secretary shall fix the date of the meeting within 60 days of the call and give notice at least five days before the meeting.

    10.        Business. Business transacted at all special meetings shall be confined to the subjects stated in the call unless all shareholders entitled to vote are present and consent.

    11.        Shareholders List. The officer or agent having charge of the transfer books shall make, at least five days before such meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, with the address of and the number of shares held by each, which list shall be subject to inspection by any shareholder at any time during usual business hours and at the time and place of the meeting. The original share ledger or transfer book shall be prima facie evidence as to who are the shareholders entitled to examine such list or to vote in person or by proxy, at any meeting of shareholders.

ARTICLE IV — DIRECTORS

    1.        Board of Directors. The business of this corporation shall be managed by its Board of Directors (the “Board”), consisting of not less than three nor more than nine directors, the exact number of which shall be determined by the Board from time to time. The directors need not be residents of this Commonwealth or shareholders in the corporation. They shall be elected by the shareholders, at the annual meeting of shareholders of the corporation, and each director shall be elected for the term of one year, and until his successor shall be elected and shall qualify.

    2.        Power. In addition to the powers conferred upon them by these Bylaws, the Board may exercise all the powers of the corporation and do all lawful acts that are not by statute, the Articles of Incorporation or these Bylaws required to be done by the shareholders.

    3.        Place of Meeting. The meetings of the Board may be held at such place within this Commonwealth, or elsewhere, as determined by the Board.

    4.        Annual Meeting. An organizational meeting of the newly elected Board shall be held each year at the same place and promptly after the annual meeting of shareholders. At that meeting, the Board shall elect the executive officers of the corporation for the ensuing year and may transact any other business.

    5.        Regular Meetings. Regular meetings of the Board shall be held after two days notice at the registered office of the corporation, or on such other notice or at such other place as shall be determined by the Board.

    6.        Special Meetings. Special meetings of the Board may be called by the President or majority of directors on two days’ notice to each director or on such other notice as shall be determined by the Board.

    7.        Quorum. A majority of the directors in office shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board. Any action which may be taken at a meeting of the Board may be taken without a meeting if a written consent, setting forth the action so taken, is signed by all of the directors and is filed with the Secretary of the corporation.

    8.        Compensation. Directors, as such, shall not receive any salary for their services, but by resolution of the Board, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board or a committee of the Board. A director may serve the corporation in any other capacity and receive compensation for those services.

    9.        Reliance. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by any of the following:

(a)	Officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented.

(b)	Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person.

(c)	A committee of the Board upon which he does not serve, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

    10.        Factors to Consider. In discharging the duties of their respective positions, the Board, committees of the Board and individual directors may, in considering the best interests of the corporation, consider the effects of any action upon shareholders, employees, suppliers and customers of the corporation and the communities in which offices of the corporation are located, and all other pertinent factors.

    11.        Presumptions. Unless there is a breach of fiduciary duty, lack of good faith or self-dealing, actions taken by the Board or any failure to take action shall be presumed to be in the best interests of the corporation.

    12.        Non-Liability. A director of the corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless:

(a)	the director has breached or failed to perform the duties of his office as required by laws relating to the standard of care and justifiable reliance; and

(b)	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

This relief from personal liability shall not apply to:

(a)	the responsibility or liability of a director pursuant to any criminal statute; or

(b)	the liability of a director for the payment of taxes pursuant to local, state or federal law.

    13.        Standard of Care. A director of the corporation shall be a fiduciary to the corporation and shall perform his duties as a director including his duties as a member of any committee of the Board upon which he serves in good faith and in a manner he reasonably believes to be in the best interests of the corporation, with such care including reasonable inquiry, skill and diligence as a person of ordinary prudence would use under similar circumstances. It is intended that the duty of a director will be the same as that specified in the Director’s Liability Act of Pennsylvania. If the statutory provisions are changed then this article shall automatically be changed to conform to the Act.

ARTICLE V — COMMITTEE

    1.        Executive Committee. The Board may appoint two or more of its members to constitute an Executive Committee which shall have and exercise all of the authority of the Board in the management of the corporation between meetings of the Board or at any meeting of the Board when a quorum is not present.

    2.        Term. The members of the Executive Committee shall serve as determined by the Board.

    3.        Ratification. All actions of the Executive Committee shall be reported to the Board at or before its next meeting and shall be subject to revocation or amendment by the Board. If, however, the action is not revoked or amended, it shall be considered as ratified and approved.

    4.        Other Committees. The Board may establish such other committees as it deems necessary for the transaction of business and specify and define the powers, duties and members of each of the committees.

ARTICLE VI — OFFICERS

    1.        Executive Officers. The executive officers of the corporation shall be chosen by the Board and shall be a President, Secretary, and Treasurer. The Board may also choose such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall have such authority and shall perform such duties as are prescribed by the Board. Any number of offices may be held by the same person. It is not necessary for the officers to be directors.

    2.        Salaries. The salaries of all officers and agents of the corporation shall be fixed by the Board or shareholders.

    3.        Term. The officers of the corporation shall hold office for one year and until their successors are chosen and have qualified. Any officer or agent elected or appointed by the Board may be removed by the Board whenever, in its judgment, the best interests of the corporation will be served.

    4.        President. The President shall be the chief executive officer of the corporation. He shall preside at all meetings of the shareholders and directors. He shall have general and active management of the business of the corporation. He shall see that all orders and resolutions of the Board are carried into effect. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation. He shall be ex-officio a member of all committees, and shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation.

    5.        Secretary. The Secretary shall attend all sessions of the Board and all meetings of the shareholders, and record all the votes of the corporation and the minutes of all its transactions in a book to be kept for that purpose. He shall give notice of all meetings of the shareholders and of the Board, and shall perform such other duties as may be prescribed by the Board or President. He shall keep in safe custody the corporate seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it.

    6.        Treasurer. The Treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, and shall keep the moneys of the corporation in a separate account to the credit of the corporation. He shall disburse the funds of the corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and Directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the corporation.

    7.        Controller. The Controller shall see that adequate records of all assets, liabilities, and transactions of the corporation are maintained; that adequate audits thereof are currently and regularly made, and in conjunction with other officers initiate and enforce measures and procedures whereby the business of the corporation shall be conducted with maximum efficiency, safety and economy. The Controller shall also perform all such other duties as usually pertain to the office of Controller. The Controller shall be in all matters subject to the control of and responsible to the Board of Directors alone.

ARTICLE VII — VACANCIES

    1.        Officers. If the office of any officer becomes vacant for any reason, the Board may choose a successor, who shall hold office for the unexpired term of that office.

    2.        Directors. Vacancies in the Board, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board, though less than a quorum, and each person so elected shall be a director until his successor is elected by the shareholders, who may make such election at the next annual meeting of the shareholders or at any special meeting called for that purpose. Also, to the extent legally permissible, shareholders may fill such vacancies.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

    1.        Actions Involving Directors, Officers or Employees. The corporation shall indemnify any person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the corporation), or who is threatened to be made such a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise.

        The corporation shall indemnify against expenses (including attorneys’ fees), judgments, fines, ERISA fines and taxes and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; provided, that no such person shall be indemnified (a) except to the extent that the aggregate of losses to be indemnified under the provisions of this Article VIII exceeds the amount of such losses for which the director, officer or employee is insured pursuant to any directors and officers liability insurance policy maintained by the corporation; (b) in respect to remuneration paid to such person if it shall be finally adjudged that such remuneration was in violation of law; (c) on account of such person’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or constituted willful misconduct or recklessness; and (d) if it shall be finally adjudged that such indemnification is not lawful.

    2.        Actions Involving Agents. The corporation may indemnify any person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the corporation), or who is threatened to be made such a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the corporation) by reason of the fact that he is an agent of the corporation, or is or was serving at the request of the corporation as an agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, ERISA fines and taxes and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, all to the fullest extent permitted by law.

    3.        Determination of Right to Indemnification in Certain Instances.

              (a)        Any indemnification under Section 1 of this Article VIII (unless ordered by a court) shall be made by the corporation unless a determination is reasonably and promptly made that indemnification of the director, officer or employee is not proper in the circumstances because he has not satisfied the conditions set forth in such Section 1. Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.

             (b)        Any indemnification under Section 2 of this Article VIII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 2. Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of directors who where not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

    4.        Advance Payment of Expenses. Expenses incurred by defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon request by the director, officer, employee or agent and receipt of an agreement by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article VIII.

    5.        Successful Defense. Notwithstanding any other provisions of this Article VIII, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise (including the dismissal of an action without prejudice or the settlement of an action without admission of liability) in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article VIII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses including attorneys’ fees actually and reasonably incurred by him in connection therewith, including his claim for indemnification against the corporation.

    6.        Not Exclusive Right. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. Without limiting the generality of the foregoing, in the event of conflict between the provisions of this Article VIII and the provisions, of any agreement adopted by the shareholders between the corporation on the one hand, and any director, officer, employee or agent of the corporation on the other, providing for indemnification, the terms of such agreement shall prevail. Any indemnification, whether required under this Bylaw or permitted by statute or otherwise, shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

    7.        Insurance. The Board shall have the power to cause the corporation to purchase and maintain on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

    8.        Subsidiaries of Corporation. For the purposes of this Article VIII, (a) any officer, director, employee or agent of the corporation who shall serve as an officer, director, employee or agent of any other corporation, joint venture, trust, employee benefit plan or other enterprise of which the corporation, directly or indirectly, is or was a stockholder or creditor, or in which the corporation is or was in any way interested, or (b) any officer, director, employee or agent of any subsidiary corporation, venture, trust or other enterprise wholly owned by the corporation, shall be deemed to be serving as such director, officer, employee or agent at the request of the corporation, unless the Board shall determine otherwise. In all instances where any person shall serve as a director, officer, employee or agent of another corporation, joint venture, trust, employee benefit plan or other enterprises of which the corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director, officer, employee, or agent at the request of the corporation, the Board may determine whether such service is or was at the request of the corporation, and it shall not be necessary to show any actual or prior request for such service.

ARTICLE IX — MISCELLANEOUS PROVISIONS

    1.        Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board may from time to time designate.

    2.        Fiscal Year. The fiscal year shall end on September 30 of each year.

    3.        Notices. Whenever written notice is required to be given to any person, it may be given personally, by sending a copy through the mail, or by telegram, charges prepaid, to his address appearing on the books of the corporation. If the notice is sent by mail or telegraph, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office for transmission to such person. Such notice shall specify the place, day and hour of the meeting and, in the case of a meeting of shareholders, the general nature of the business to be transacted.

    4.        Waiver of Notices. Whenever any written notice is required by statute, or by the Articles or Bylaws of this corporation, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Except in the case of a special meeting of shareholders, neither the business to be transacted at nor the purpose of the meeting need be specified in the waiver of notice of such meeting. Attendance of a person, either in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

    5.        Teleconferences. One or mote directors or shareholders may participate in a meeting of the Board, of a committee of the Board or of the shareholders, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

    6.        Action by Consent. Except as otherwise provided in the Articles or Bylaws of this corporation, any action which may be taken at a meeting of the shareholders of a class of shareholders may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the Corporation.

ARTICLE X — ANNUAL STATEMENT

        The President and Board shall present at each annual meeting of shareholders a full and complete statement of the business affairs of the corporation for the preceding year. Such statement shall be prepared and presented in whatever manner the Board deems advisable and need not be verified by a certified public accountant.

ARTICLE XI - AMENDMENTS

    1.        These Bylaws may be amended or repealed by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon, at any regular or special meeting of the shareholders, duly convened after notice to the shareholders of that purpose.

    2.        These Bylaws may be in whole or in part amended or repealed by the Board, subject always to the right and power of the shareholders to change such action.